Exhibit 11

ASE Technology Holding Co., Ltd.

Administrative and Practice Procedures to Prevent Insider Trading

Article 1

The Administrative and Practice Procedures to Prevent Insider Trading (the “Procedures”) are established pursuant to the Article 10 of the Corporate Governance Best Practice Principles of ASE Industrial Holding Co., Ltd. (the “Company”) and for the purpose of preventing circumstances that any insiders of the Company may offend relevant requirements with respect to insider trading by negligence as he or she is not familiar with related regulations and such offence may hence result in legal actions against the Company or such insider and may damage the Company’s reputation to maintain and safeguard the interest of the Company and investors.

Article 2		In accordance with Article 157-1 of the Taiwan’s Securities and Exchange Act (the “SEA”), individuals subject to the applicable provisions of prohibition of insider trading include the following:

	1.	any director, supervisor, and/or managerial officer of the Company, and/or any natural person designated by a director or supervisor as legal representative to exercise powers .

	2.	any shareholder holding more than ten (10) percent of the shares of the Company.

	3.	any person who has learned the information by reason of occupational or controlling relationship.

	4.	any person who, though no longer among those listed in one of the preceding three subparagraphs, has only lost such status within the last six months.

	5.	any person who has learned the information from any of the persons named in the preceding four subparagraphs.

Pursuant to another provision of the SEA, Article 22-2, the calculation of shares held by the Company’s directors, supervisors, managerial officers, or shareholders holding more than ten percent of the total shares shall include shares held by their spouses and minor children and those held under the names of other parties.

Article 3		If any of the persons subject to the provisions of insider trading violates Article 157-1 of the SEA hereunder shall constitute insider trading:

1.

In accordance with Article 157-1 Paragraph 1 of the SEA, upon actually knowing of any information that will have a material impact on the price of the securities of the Company, after the information is precise, and prior to the public disclosure of such information or within eighteen (18) hours after its public disclosure, the persons listed in paragraph 1 of the preceding Article of the Procedures shall not purchase or sell, in the person’s own name or in the name of another, securities of the Company that are listed on an exchange or an over-the-counter market, or any other equity-type security of the Company.

[TRANSLATION TO APRIL 15, 2022 CHINESE VERSION]

2.

In accordance with Article 157-1 Paragraph 2 of the SEA, upon actually knowing of any information that will have a material impact on the ability of the Company to pay principal or interest, after the information is precise, and prior to the public disclosure of such information or within eighteen (18) hours after its public disclosure, the persons listed in paragraph 1 of the preceding Article of the Procedures shall not sell, in the person’s own name or in the name of another, the non-equity-type corporate bonds of the Company that are listed on an exchange or an over- the-counter market.

Article 4		Scope of material inside information that will have a material impact on price of the securities or ability to pay principal or interest mentioned in the preceding Article:

1.

Information that will have a material impact on the price of the securities shall mean information relating to the finances or business of the Company, or the supply and demand of such securities on the market, or tender offer of such securities, the specific content of which will have a material impact on the price of the securities, or will have a material impact on the investment decision of a reasonable prudent investor. The scope of the information shall be prescribed by Article 2 and 3 of the “Regulations Governing the Scope of Material Information and the Means of its Public Disclosure Under Article 157-1, Paragraphs 5 and 6 of the SEA” issued by the competent authority.

2.

The scope of information that will have a material impact on the ability of the Company to pay principal or interest shall be prescribed by Article 4 of the “Regulations Governing the Scope of Material Information and the Means of its Public Disclosure Under Article 157-1, Paragraphs 5 and 6 of the SEA” issued by the competent authority.

Article 5		Time, method and personnel of the public disclosure of information that will have a material impact on the price of securities or ability to pay principal or interest:

1.

Information that will have a material impact on the price of securities or ability to pay principal or interest shall be publically disclosed during the period from the date of existence (shall be date of fact, agreement, contract signature, payment, request, execution of transaction, transfer of title, resolution of the audit committee or board of directors or other precise date based on concrete evidence, whichever comes the earliest) to two (2) hours before the opening of the trading period on the subsequent business day.

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2.

In accordance with Article 2 and Article 4 of the “Regulations Governing the Scope of Material Information and the Means of its Public Disclosure Under Article 157-1, Paragraphs 5 and 6 of the SEA”, for information relating to the finances or business or the Company and information that will have a material impact on the ability of the Company to pay principal or interest, the method of public disclosure shall mean the Company enters such information into the Market Observation Post System.

3.

In accordance with Article 3 of the “Regulations Governing the Scope of Material Information and the Means of its Public Disclosure Under Article 157-1, Paragraphs 5 and 6 of the SEA”, for information relating to the market supply and demand of securities, the method of public disclosure shall mean the one of following:

(1) Company enters such information into the Market Observation Post System.

(2) Taiwan Stock Exchange Corporation publicly announces such information on the Market Information System website.

(3) Coverage of such information by two or more daily national newspapers on non-local news pages, national televised news or electronic version issued by aforesaid media.

4.

Regarding personnel of the Company for the public disclosure of the material information, except as stated otherwise in laws or regulations, the Company’s spokesperson or a deputy spokesperson acting in such capacity shall handle the disclosure and confirm sequential order, and the Company’s chairman or general manager may directly handle the disclosure when necessary.

The Company’s spokesperson and deputy spokesperson shall communicate to outside parties only information within the scope authorized by the Company, and no personnel of the Company other than those serving as the Company’s responsible person, the spokesperson or the deputy spokesperson may disclose any material information that will impact the price of securities or ability to pay principal or interest to outside parties without authorization.

Article 6

Confidentiality operations and measures for preventing trading before the public disclosure of material inside information that will have a material impact on price of securities or ability to pay principal or interest:

[TRANSLATION TO APRIL 15, 2022 CHINESE VERSION]

1.

Directors, managers and employees of the Company shall exercise the due care and fiduciary duty of a good administrator and act in good faith when performing their duties, and shall sign confidentiality agreements regarding their knowledge of material inside information of the Company.

2.	No director, managerial officer, or employee with knowledge of material inside information of the Company may divulge the information to others.

3.

No director, managerial officer, or employee of the Company may inquire about or collect any non-public material inside information of this Corporation not related to their individual duties from a person with knowledge of such information, nor may they disclose to others any non- public material inside information of the Company of which they become aware for reasons other than the performance of their duties.

4.

Any organization or person outside of the Company that is involved in any corporate action of the Company relating to a merger or acquisition, major memorandum of understanding, strategic alliance, other business partnership plans, or the signing of a major contract shall be required to sign a confidentiality agreement, and may not disclose to another party any material inside information of the Company’s thus acquired.

5.

Upon actually knowing of any information that will have a material impact on the price of the securities of the Company, after the information is precise, and prior to the public disclosure of such information or within eighteen (18) hours after its public disclosure, any of the persons mentioned in the subparagraphs of Article 2 Paragraph 1 of the Procedures shall not purchase or sell, in the person’s own name or in the name of another, securities of the Company that are listed on an exchange or an over-the-counter market, or any other equity-type security of the Company. Additionally, upon actually knowing of any information that will have a material impact on the ability of the Company to pay principal or interest, after the information is precise, and prior to the public disclosure of such information or within eighteen (18) hours after its public disclosure, any of the persons mentioned in the subparagraphs of Article 2 Paragraph 1 of the Procedures shall not sell, in the person’s own name or in the name of another, the non-equity-type corporate bonds of the Company that are listed on an exchange or an over-the-counter market.

6.

The Company publicly announces and files the annual financial reports, annual unaudited financial results and quarterly financial reports in compliance with laws and regulations. The directors are prohibited from purchase or sell, in the director’s own name or in the name of another, securities of the Company that are listed on an exchange or an over-the- counter market, or any other equity-type security of the Company during the blackout period starting from thirty (30) days prior to the publication date of the annual financial reports or annual unaudited financial results, and, from fifteen (15) days prior to the publication date of the quarterly financial reports.

[TRANSLATION TO APRIL 15, 2022 CHINESE VERSION]

If the Company expects to publicly announce such aforementioned financial reports or unaudited financial results, the corporate governance officer of the Company shall send the notice to the directors by email prior to the commencement of the blackout period.

	7.	The share management office of the Company shall monitor whether securities of insiders have any abnormal movement.

	8.	The Company shall arrange for educational training and advocacy relating to insider trading on irregular basis.

Article 7		The Procedures shall be directed by the corporate governance officer of the Company. Other relevant departments shall cooperate on the implementation.

Article 8

The share management office of the Company shall establish and maintain basic profiles and shareholding information of insiders and shareholders holding more than ten (10) percent of shares of the Company.

Article 9

The Procedures shall be incorporated into the Company’s internal control system, and internal auditors shall periodically learn of its performance of compliance and produce review reports to ascertain the implementation of the Procedures.

Article 10		The Procedures and any amendments hereto shall take effect after adoption by a resolution of the board of directors.

The Procedures have been adopted on June 22nd, 2018.
The first amendment to the Procedures was made on April 15th, 2022.

[TRANSLATION TO APRIL 15, 2022 CHINESE VERSION]